Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-145845

The information in this preliminary pricing supplement is not complete and may be changed.

Subject to completion

Preliminary Pricing Supplement dated June 11, 2009

Pricing Supplement to the Prospectus dated February 10, 2009 and the Prospectus Supplement dated February 10, 2009

$

Barclays AIMS Algorithmic Inflation Momentum Switching™ Index Notes

The Barclays AIMS Algorithmic Inflation Momentum Switching™ Index Notes due June 28, 2012 (the “Securities”) are linked to the Barclays AIMS Algorithmic Inflation Momentum SwitchingTM Index (the “Index”) and pay periodic interest payments during their term. At maturity, you will receive a cash payment based on the performance of the Index. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Medium-Term Notes, Series A

Principal Amount per Security: $1,000

Inception Date: June 25, 2009

Issue Date: June 30, 2009

Maturity Date: June 28, 2012

CUSIP Number: 06739JEH2

ISIN: US06739JEH23

Secondary Market: The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful.

Underlying Index

The return on the Securities is linked to the performance of the Index. The Index seeks to reflect the excess returns available by taking a long or short position in inflation-protected securities issued by the U.S. Treasury (we refer to such securities as “TIPS”) based on trends in current and expected U.S. inflation. As described further in this pricing supplement, at any given time the Index has either a short position or a long position in the Barclays U.S. Government Inflation-Linked Bond Index (the “Bond Index”), which is a broad index of TIPS. The Index is rebalanced each month, and the decision as to whether to take a short position or a long position in the Bond Index for the next month is made based on a trading signal: if the trading signal indicates that either current or expected inflation is flat or increasing, the Index takes a long position in the Bond Index; otherwise, the Index takes a short position in the Bond Index. The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at or around close of business London time on each business day with respect to the prior business day and publishes it on www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIIAIMS.

Payment at Maturity

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment equal to (1) the principal amount of your Securities plus (2) the product of (a) the principal amount of your Securities times (b) the index final return. THE SECURITIES ARE NOT PRINCIPAL PROTECTED. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Index Final Return: The index final return will be a percentage equal to the quotient of (1) the difference between (a) the final index level minus (b) the initial index level, divided by (2) the initial index level.

Initial Index Level: The initial index level will be the closing level of the Index on the initial valuation date. On each valuation date, the level of the Index will be calculated by the method described in “The Index—Calculation of the Index” in this pricing supplement.

Final Index Level: The final index level will be the closing level of the Index on the final valuation date.

Valuation Date: A valuation date means each business day from June 25, 2009 to June 25, 2012, inclusive (subject to the occurrence of a note market disruption event), or, if such date is not a business day, the next succeeding business day, not to exceed five business days. We refer to June 25, 2009 as the “initial valuation date” and June 25, 2012 as the “final valuation date”.

Interest Payments

Interest Payments: On each interest payment date you will receive an interest payment equal to (1) the principal amount of your Securities times (2) the coupon rate times (3) the day count fraction.

Coupon Rate: 2.25%

Interest Payment Dates: Semi-annually on June 30 and December 30, commencing December 30, 2009 and ending on and including June 28, 2012. If any interest payment date falls on a day that is not a business day, such interest payment date will be the immediately following business day.

Day Count Fraction: 180/360

See “Risk Factors” beginning on page PS-5 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated             , 2009

Issued in denominations of $1,000

Cover Page, continued:

	Per Security	Total
Price to Public(1)	100.00%	$[—]
Agent’s Commission(2)	[—]%	$[—]
Proceeds to Barclays Bank PLC	[—]%	$[—]

(1)	Variable Price Offer: The Securities are being sold in one or more negotiated transactions, at prices that may be different than par, and such sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Securities may be sold at a discount and the redemption price may equal 100.00% or some other percentage of par.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the securities, or [$—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-5
THE INDEX	PS-9
VALUATION OF THE SECURITIES	PS-15
SPECIFIC TERMS OF THE SECURITIES	PS-16
CLEARANCE AND SETTLEMENT	PS-19
USE OF PROCEEDS AND HEDGING	PS-19
SUPPLEMENTAL TAX CONSIDERATIONS	PS-21
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-23

PROSPECTUS SUPPLEMENT
SUMMARY	S-1
RISK FACTORS	S-5
DESCRIPTION OF MEDIUM-TERM NOTES	S-24
TERMS OF THE NOTES	S-30
INTEREST MECHANICS	S-35
CERTAIN FEATURES OF THE NOTES	S-38
DESCRIPTION OF UNIVERSAL WARRANTS	S-46
TERMS OF THE WARRANTS	S-51
CERTAIN FEATURES OF THE WARRANTS	S-55
REFERENCE ASSETS	S-60
CLEARANCE AND SETTLEMENT	S-101
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-106
PLAN OF DISTRIBUTION	S-108
USE OF PROCEEDS AND HEDGING	S-110
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-110
VALIDITY OF SECURITIES	S-123

PROSPECTUS
FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DESPOSITARY RECEIPTS	41
DESCRIPTION OF SHARE CAPITAL	47
TAX CONSIDERATIONS	48
PLAN OF DISTRIBUTION	65
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	68
WHERE YOU CAN FIND MORE INFORMATION	69
FURTHER INFORMATION	69
VALIDITY OF SECURITIES	69
EXPERTS	69
EXPENSES OF ISSUANCE AND DISTRIBUTION	70

PRICING SUPPLEMENT SUMMARY

The following is a summary of the terms of the Barclays AIMS Algorithmic Inflation Momentum Switching™ Index Notes due June 28, 2012 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated February 10, 2009, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated February 10, 2009, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC and are linked to the performance of the Barclays AIMS Algorithmic Inflation Momentum Switching™ Index (the “Index”). The Securities will be issued in denominations of $1,000.

The Index seeks to reflect the excess returns available by taking a long or short position in inflation-protected securities issued by the U.S. Treasury (we refer to such securities as “TIPS”) based on trends in current and expected U.S. inflation. As described further in the section entitled “The Index” in this pricing supplement, at any given time the Index has either a short position or a long position in the Barclays U.S. Government Inflation-Linked Bond Index (the “Bond Index”), which is a broad index of TIPS. The Index is rebalanced each month, and the decision as to whether to take a short position or a long position in the Bond Index for the next month is made based on a trading signal: if the trading signal indicates that either current or expected inflation is flat or increasing, the Index takes a long position in the Bond Index; otherwise, the Index takes a short position in the Bond Index. The trading signal is further described in the section entitled “The Index—The Trading Signal” in this pricing supplement.

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at or around close of business London time on each business day with respect to the prior business day and publishes it on www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIIAIMS.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment equal to (1) the principal amount of your Securities plus (2) the product of (a) the principal amount of your Securities times (b) the index final return.

The “index final return” will be a percentage equal to the quotient of (1) the difference between (a) the final index level minus (b) the initial index level, divided by (2) the initial index level.

The “initial index level” is the closing level of the Index on the initial valuation date. On each valuation date, the level of the Index will be calculated by the method described in “The Index—Calculation of the Index” in this pricing supplement.

The “final index level” will be the closing level of the Index on the final valuation date.

A “valuation date” means each business day from June 25, 2009 to June 25, 2012, inclusive (subject to the occurrence of a note market disruption event), or, if such date is not a business day, the next succeeding business day, not to exceed five business days. We refer to June 25, 2009 as the “initial valuation date” and June 25, 2012 as the “final valuation date”.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

YOUR SECURITIES ARE NOT PRINCIPAL PROTECTED. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Interest Payments

On each interest payment date you will receive an interest payment equal to (1) the principal amount of your Securities times (2) the coupon rate times (3) the day count fraction.

The “coupon rate” is 2.25%.

The “interest payment dates” are semi-annually on June 30 and December 30, commencing December 30, 2009 and ending on and including June 28, 2012. If any interest payment date falls on a day that is not a business day, such interest payment date will be the immediately following business day.

The “day count fraction” is 180/360.

For a further description of how interest payments will be calculated, see “Specific Terms of the Securities” in this pricing supplement.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Uncertain Principal Repayment – If the final index level is less than the initial index level, you will receive less than your original investment in the Securities at maturity.

•

Index Risk – The Securities are linked to the Index, which seeks to reflect the excess returns available by taking a long or short position in the Bond Index based on trends in current and expected U.S. inflation. As described in the section entitled “The Index” in this pricing supplement, the Index determines trends in current inflation based on the year-on-year rate of change in the U.S. Consumer Price Index (the “CPI”), and it determines trends in expected inflation based on month-on-month changes in the spread (the “swap rate spread”) between the 10-year U.S. dollar swap rate (the “10Y swap rate”) and the 2-year U.S. dollar swap rate (the “2Y swap rate”). However, the CPI and the swap rate spread may not be accurate predictors of current and expected inflation, respectively. In addition, the performance of TIPS (which are the components of the Bond Index) may not correspond to trends in current or expected inflation in the way that the Index contemplates. In either of these scenarios, the Index may take positions in the Bond Index that cause the level of the Index, and therefore the market value of the Securities, to decline.

•

Conflicts of Interest with the Index Sponsor – Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

•

A Trading Market for the Securities May Not Exist – The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. If you sell your Securities to an affiliate of Barclays Bank PLC or in the secondary market, the price you will receive may be lower than the intrinsic value of the Securities as measured based on the level of the Index at the time of sale.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risks inherent in a strategy that seeks to reflect trends in current and expected inflation in general and in the Index in particular.

•	You seek an investment with a return linked to the performance of the Index.

•	You are willing to hold the Securities to maturity.

•	You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to the risks inherent in a strategy that seeks to reflect trends in current and expected inflation in general and in the Index in particular.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You are not willing to hold your Securities to maturity.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the Securities, by purchasing the Securities you agree to treat the Securities for all tax purposes as a pre-paid income-bearing contract with respect to the Index. If the Securities are so treated, (i) you would likely be taxed on any coupon payments you receive on the Securities as ordinary income in accordance with your regular method of accounting and (ii) you should recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.

The United States federal income tax consequences of your investment in the Securities are uncertain. In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable for you to treat the Securities as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Supplemental Tax Considerations—Supplemental U.S. Tax Considerations” in this pricing supplement.

Hypothetical Examples

The following table illustrates the hypothetical total return at maturity on the Securities. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the interest payments and payment at maturity per $1,000 principal amount of the Securities to $1,000. The hypothetical total returns below are for illustrative purposes only and may not be the actual total returns applicable to a holder of the Securities. The reinvestment rate for each interest payment is assumed to be 0%. The numbers in the following table have been rounded for ease of analysis.

Index Final Return	Total Interest Payments	Payment at Maturity	Total Payments on the Securities	Total Return on the Securities
110%	$67.50	$2,100	$2,167.50	116.75%
100%	$67.50	$2,000	$2,067.50	106.75%
90%	$67.50	$1,900	$1,967.50	96.75%
80%	$67.50	$1,800	$1,867.50	86.75%
70%	$67.50	$1,700	$1,767.50	76.75%
60%	$67.50	$1,600	$1,667.50	66.75%
50%	$67.50	$1,500	$1,567.50	56.75%
40%	$67.50	$1,400	$1,467.50	46.75%
30%	$67.50	$1,300	$1,367.50	36.75%
20%	$67.50	$1,200	$1,267.50	26.75%
10%	$67.50	$1,100	$1,167.50	16.75%
0%	$67.50	$1,000	$1,067.50	6.75%
-10%	$67.50	$900	$967.50	-3.25%
-20%	$67.50	$800	$867.50	-13.25%
-30%	$67.50	$700	$767.50	-23.25%
-40%	$67.50	$600	$667.50	-33.25%
-50%	$67.50	$500	$567.50	-43.25%
-60%	$67.50	$400	$467.50	-53.25%
-70%	$67.50	$300	$367.50	-63.25%
-80%	$67.50	$200	$267.50	-73.25%
-90%	$67.50	$100	$167.50	-83.25%
-100%	$67.50	$0	$67.50	-93.25%

RISK FACTORS

The Securities are unsecured indebtedness of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Bond Index. See the section entitled “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Your Investment in the Securities May Result in a Loss

The Securities do not guarantee any return of principal at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the index final return is equal to or greater than 0%. The index final return will be equal to or less than 0% if the final index level is equal to or less than the initial index level. You may lose some or all of your initial investment.

As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest

Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “The Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Securities.

The role played by Barclays Capital, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index” in this pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the Securities to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity, which may create a potential conflict of interest. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity in connection with your purchase of the Securities.

Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Securities to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Securities to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Securities by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Securities through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

The Tax Consequences are Uncertain

The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income over the term of such instruments at a specified minimum rate, even though such instruments may have paid no current interest or current interest at a rate that was less than the specified minimum rate. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as potential alternative characterizations for your Securities, please see the discussion under “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations” below.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. In general, we expect that changes in the level of the Index will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include:

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Securities;

•	the prevailing interest rate environment;

•	economic, financial, political, regulatory, geographical or judicial events that affect interest rates; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The Level of the Index Will Depend Upon its Success in Predicting the Direction of Changes in the Bond Index

The Securities are linked to the Index, which seeks to reflect the excess returns available by taking a long or short position in the Bond Index based on trends in current and expected U.S. inflation. If the Index determines that current or expected inflation is flat or increasing, it will take a long position in the Bond Index; otherwise, it will take a short position in the Bond Index. As described in the section entitled “The Index” in this pricing supplement, the Index determines trends in current inflation based on the year-on-year rate of change in the CPI, and it determines trends in expected inflation based on month-on-month changes in the swap rate spread.

The CPI and the swap rate spread may not be accurate predictors of current and expected inflation, respectively. In addition, the performance of TIPS (which are the components of the Bond Index) may not correspond to trends in current or expected inflation in the way that the Index contemplates. In either of these scenarios, the Index may take positions in the Bond Index that cause the level of the Index, and therefore the market value of the Securities, to decline.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity

The resale value of your Securities may be reduced by any agent’s commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Securities from you in secondary market transactions will likely be lower than the principal amount of your Securities, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

CPI and Swap Rate Spread Information May Not Be Readily Available

As described in the section entitled “The Index” in this pricing supplement, the CPI is calculated by the Bureau of Labor Statistics based on observations of prices paid by urban consumers for a representative basket of goods and services. The CPI is published by press release each month, generally on a date near the middle of the month. Meanwhile, swap rates are determined each day by the International Swaps and Derivatives Association (“ISDA”) by polling a representative sample of swap dealers. The applicable swap rates are then posted on the applicable Reuters and Bloomberg screens at various times throughout the day.

Any disruption to the process for determining or publishing the CPI or swap rates (and therefore the swap rate spread) could delay or prevent the determination as to whether to take a long or short position in the Bond Index, which in turn would delay or prevent the calculation of the level of the Index.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical level of the Index.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Have Rights in TIPS included in the Bond Index

As an owner of the Securities, you will not have rights that investors in TIPS included in the Bond Index may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any of the TIPS included in the Bond Index.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If a secondary market for the Securities does exist, you may sustain significant losses if you sell your Securities in that secondary market. The price you will receive will reflect changes in market conditions and other factors and may include commissions or dealer discounts, and as a result the price you will receive may be significantly lower than the intrinsic value of the Securities as measured based on the level of the Index at the time of sale.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Swaps, Interest Rate Futures or Related Instruments May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing TIPS, futures or options on TIPS, the Bond Index or the Index, or other derivative instruments with returns linked to TIPS, the Bond Index or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may affect prevailing TIPS prices and the level of the Bond Index and, therefore, the level of the Index and the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in TIPS, futures or options on TIPS, the Bond Index or the Index, or other derivative instruments with returns linked to TIPS, the Bond Index or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities may affect prevailing TIPS prices and the level of the Bond Index and, therefore, the level of the Index and the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Securities Will Have Limited Liquidity

The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may offer to purchase the Securities in the secondary market but are not required to do so. Even if a secondary market develops, it may not provide enough liquidity to allow you to sell or trade your Securities easily. If you sell your Securities to an affiliate of Barclays Bank PLC or in the secondary market, the price you will receive may be lower than the intrinsic value of the Securities as measured based on the level of the Index at the time of sale.

We are not required to maintain any listing of the Securities on any securities exchange.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Capital, a division of Barclays Bank PLC, as index sponsor as described under “—As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest”, we and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related to TIPS, futures or options on TIPS, the Bond Index or the Index, or other derivative instruments with returns linked to TIPS, the Bond Index or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to TIPS. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect prevailing TIPS prices and the level of the Bond Index and, therefore, the level of the Index and the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Bond Index Could Affect the Amount Payable on the Securities and Their Market Value

The policies of the index sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index and the manner in which changes affecting the Bond Index are reflected in the Index could affect the value of the Index and, therefore, the amount payable on the Securities at maturity and the market value of the Securities prior to maturity.

The index sponsor may modify the methodology for calculating the value of the Index. In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the index sponsor may replace the Bond Index, the CPI or the swap rate spread or make certain other changes to the way in which the Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Discontinuation or Modification of the Index” and “—Role of Calculation Agent”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on the Securities at maturity. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index or to postpone the final valuation date or the maturity date. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such determination.

THE INDEX

The Index seeks to reflect the excess returns available by taking a long or short position in TIPS based on trends in current and expected U.S. inflation. On each rebalancing date (as defined below), the Index takes a long or short position in the Bond Index for the following month based on the trading signal. If the trading signal indicates that the trend in either current inflation or expected inflation is increasing or flat, the Index takes a long position in the Bond Index for the following month. If the trading signal indicates that the trend in both current inflation and expected inflation is decreasing, the Index takes a short position in the Bond Index for the following month.

The premise of the Index is that investors tend to switch from nominal U.S. dollar investment grade bonds (“nominal bonds”) to TIPS when they are concerned about the effects of rising inflation. The market for nominal bonds is substantially larger than the TIPS market, so when investors switch part of their nominal bond portfolio to TIPS, a relatively large amount of TIPS tend to be purchased, and as a result the price of TIPS tends to increase. Conversely, when inflation fears have subsided, investors tend to switch from TIPS to nominal bonds, resulting in a relatively large amount of TIPS being sold and therefore a decrease in the price of TIPS.

The Index is maintained and calculated by the index sponsor and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at or around close of business London time on each business day with respect to the prior business day and publishes it on www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIIAIMS.

The Trading Signal

Each month, the Index takes either a long or short position in the Bond Index (as explained further under “—Calculation of the Index” below) based on a trading signal. The trading signal is intended to identify the trend in both current and expected inflation.

Current Inflation

The trading signal uses the year-on-year rate of change in the CPI to determine the trend in current inflation.

The CPI is a measure of changes in the prices paid by urban consumers for a representative basket of goods and services. It represents changes in prices of all goods and services purchased for consumption by urban households, including rents, user fees (such as water and sewer service) and sales and excise taxes. Income taxes and investment items (such as stocks, bonds and life insurance) are not included in the CPI.

The CPI is calculated and published by the Bureau of Labor Statistics. Prices for the goods and services used to calculate the CPI are collected on a continuous basis in 87 urban areas throughout the United States and from about 23,000 retail and service establishments. Data on rents are collected from about 50,000 landlords or tenants. The weight of each item in the CPI is derived from reported expenditures on that item (as estimated by the Consumer Expenditure Survey, which is also conducted by the Bureau of Labor Statistics).

The Bureau of Labor Statistics publishes the CPI by press release each month, generally on a date near the middle of the month. We refer to the date on which the CPI is published in any month as the “rebalancing date”.

For purposes of determining the trading signal, the Index uses the “CPI year-on-year rate of change” published monthly by the Bureau of Labor Statistics on each rebalancing date for the immediately preceding month. For example, the CPI year-on-year rate of change for April 2009 was published on May 15, 2009. The information is also available on Bloomberg page “CPI YOY Index”.

If the CPI year-on-year rate of change as of a rebalancing date is increasing as compared to the CPI year-on-year rate of change as of the immediately preceding rebalancing date, the trend in current inflation is determined to be increasing; if the CPI year-on-year rate of change as of a rebalancing date is equal to the CPI year-on-year rate of change as of the immediately preceding rebalancing date, the trend in current inflation is determined to be flat; and if the CPI year-on-year rate of change as of a rebalancing date is decreasing as compared to the CPI year-on-year rate of change as of the immediately preceding rebalancing date, the trend in current inflation is determined to be decreasing.

Expected Inflation

The trading signal uses month-on-month changes in the swap rate spread to determine the trend in expected inflation.

The swap rate spread is a measure of the difference between the 10Y swap rate and the 2Y swap rate.

An interest rate swap contract, which we refer to as a “swap”, is a contract pursuant to which one party agrees to pay a fixed interest rate on a notional amount of money (the “notional”) for a specified period of time (the “tenor”) while the other party pays a floating interest rate (generally based on a widely-published interbank rate) over the same period of time.

The fixed rate component of a swap is called the “swap rate”. The swap rate is agreed between the parties before entering into the swap, but because the market for swaps of certain tenors is highly liquid, in practice swap rates for swaps of those tenors are set by the market.

Swaps of different tenors generally have different swap rates, so at any given time the 10Y swap rate is likely to be different from the 2Y swap rate. That difference is the swap rate spread. Usually, the 10Y swap rate will be greater than the 2Y swap rate (a situation referred to as a “normal yield curve” in reference to the chart that plots the different tenors of swaps on its x-axis and the corresponding swap rates on its y-axis). However, sometimes the 10Y swap rate may be less than the 2Y swap rate (an “inverted yield curve”).

ISDA is responsible for determining and publishing market swap rates. ISDA determines the rates by polling a representative sample of swap dealers each day (the polls are conducted on behalf of ISDA by ICAP plc or Reuters representatives either by telephone or electronic interface). ISDA then publishes the rates via Reuters and Bloomberg at various times throughout the day. The swap rates that are used for purposes of calculating the swap rate spread—which are known as ISDAFIX rates—are published on Reuters page ISDAFIX3 at 11:30 a.m., New York time.

If the swap rate spread on a rebalancing date is greater (i.e., the difference between the 10Y swap rate and the 2Y swap rate is greater) than it was on the immediately preceding rebalancing date, the trend in expected inflation is determined to be increasing; if the swap rate spread on a rebalancing date is the same as it was on the immediately preceding rebalancing date, the trend in expected inflation is determined to be flat; and if the swap rate spread on a rebalancing date is less than it was on the immediately preceding rebalancing date, the trend in expected inflation is determined to be decreasing.

Bond Index

The Bond Index is intended to measure the overall performance of the TIPS market. It is maintained and calculated by Barclays Capital, a division of Barclays Bank PLC. Barclays Capital calculates the Bond Index on each business day and publishes it on www.barcap.com/indices. The level of the Bond Index is also published on Bloomberg page BCIT1T.

Composition of the Bond Index

The Bond Index is composed of weighted long positions in a number of different TIPS. On the last calendar day of each month (the “bond index recomposition date”), Barclays Capital recomposes the Bond Index so that for the following month it includes every debt instrument that meets all of the following criteria:

•	issued by the U.S. Treasury;

•	issued and settled within the month prior to the applicable bond index recomposition date;

•	denominated in U.S. dollars;

•	either pays no interest or pays a fixed interest rate in U.S. dollars;

•	notional value is linked to a U.S.-based inflation index;

•	has a minimum remaining life of more than one year following the applicable bond index rebalancing date; and

•	issued amount is greater than or equal to $500 million.

Each TIPS included in the Bond Index is weighted based on its relative market capitalization.

Calculation of the Bond Index

The level of the Bond Index on any day is equal to (1) the level of the Bond Index on the previous day times (2) the sum of the products of (a) the percentage change in market price of each TIPS included in the Bond Index times (b) the weighting of that TIPS in the Bond Index. Interest payments received on a TIPS included in the Bond Index during any month are invested until the next bond index recomposition date at a rate equal to one-month U.S. dollar LIBOR less 0.15% (the rate is fixed for each month on the bond index recomposition date immediately preceding that month) and then are reinvested in the Bond Index.

Historical Performance of the Bond Index

The level of the Bond Index was set at 100.00 as of February 28, 1997. The following table demonstrates how the Bond Index has performed since that date:

Date	Bond Index Level
February 28, 1997	100.00
December 31, 1997	102.10
December 31, 1998	106.21
December 31, 1999	108.58
December 29, 2000	122.90
December 31, 2001	132.71
December 31, 2002	155.24
December 31, 2003	167.95
December 31, 2004	182.50
December 30, 2005	187.48
December 29, 2006	188.39
December 31, 2007	210.59
December 31, 2008	206.99
June 9, 2009	214.34

PAST PERFORMACE IS NOT INDICATIVE OF FUTURE RESULTS

Calculation of the Index

The level of the Index is deemed to have been 100 on March 19, 1997, which we refer to as the “index commencement date”. On any given business day (each a “valuation date”), the level of the Index is equal to (1) the level of the Index on the previous business day plus (2) the product of (a) the level of the Index on the immediately preceding rebalancing date times (b) the daily index return for that day.

The “daily index return” for any valuation date (which is expressed as Rt) is calculated as follows:

where:

at* equals 100% if the trend in current or expected inflation was determined to be increasing or flat on the immediately preceding rebalancing date; and equals -75% if the trend in current and expected inflation was determined to be decreasing on the immediately preceding rebalancing date;

Tt equals the daily return on the Bond Index for that valuation date, which is calculated as the (1) the level of the Bond Index on that day minus the level of the Bond Index on the immediately preceding business day divided by (2) the level of the Bond Index on the immediately preceding rebalancing date; and

Ft equals the cost of financing a long position in the Bond Index or the proceeds from selling a short position in the Bond Index (depending on which type of position the Index has at that time) and is calculated as follows:

where:

Lt* equals one-month U.S. dollar LIBOR as of the immediately preceding rebalancing date;

Ct* equals -0.05% if the trend in current or expected inflation was determined to be increasing or flat on the immediately preceding rebalancing date; and equals -0.50% if the trend in current and expected inflation was determined to be decreasing on the immediately preceding rebalancing date; and

Dt – Dt-1 equals the number of days between the valuation date and the immediately preceding valuation date.

Historical Performance of the Index

The level of the Index is deemed to have been 100 on the index commencement date. The index sponsor began calculating the Index on January 31, 2008. Therefore, the historical information for the period from the index commencement date until January 31, 2008 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after January 31, 2008 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The index sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Index from the index commencement date to June 9, 2009. The estimated historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the Securities to receive a payment at maturity in excess of the principal amount of such Securities.

Date	Level of the Index
March 19, 1997	100.00
December 31, 1997	99.54
December 31, 1998	99.55
December 31, 1999	97.05
December 29, 2000	99.31
December 31, 2001	105.78
December 31, 2002	124.51
December 31, 2003	139.47
December 31, 2004	155.16
December 30, 2005	159.13
December 29, 2006	158.76
December 31, 2007	174.66
December 31, 2008	186.34
June 9, 2009	188.45

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Index

The index sponsor does not presently intend to modify the method of calculating the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the Index. The index sponsor will promptly publish any such modifications on www.barcap.com/indices/.

Changes in the Bond Index

If, in the sole discretion of the index sponsor, a “potential adjustment event” occurs with respect to the Bond Index, the index sponsor may replace the Bond Index with another index which it determines, in its sole discretion, is comparable for purposes of the Index to the Bond Index.

A “potential adjustment event” includes any of the following:

•	the occurrence of an event that makes it impossible or not reasonably practicable to obtain a quote for the Bond Index, the CPI, the 10Y swap rate or the 2Y swap rate;

•	any event that the index sponsor determines may lead to any of the foregoing events.

Upon any replacement by the index sponsor of the Bond Index following a potential adjustment event, the index sponsor may make any adjustments to the Index as may, in its sole discretion, be required to render the Index comparable to the Index prior to the occurrence of the potential adjustment event.

Index Market Disruption and Force Majeure Events

If an “index market disruption event” or a “force majeure” event occurs or is continuing on any business day that, in the index sponsor’s sole discretion, affects the Index, the Bond Index, the CPI or the swap rate spread, the index sponsor may:

•	make such determinations and/or adjustments to the terms of the Index as it deems appropriate in order to determine the level of the Index on such day (if such day is a business day);

•	defer publication of information relating to the Index until the next business day on which such index market disruption event or force majeure event, as applicable, is not continuing; and

•

if such calendar day is a rebalancing date, to postpone such rebalancing date to the next business day on which such index market disruption event or force majeure event, as applicable, is not continuing.

Any of the following will constitute an “index market disruption event”:

•	the declaration of general moratorium in respect of banking activities in London;

•	on any business day, the failure of the source from which the index sponsor obtains the value of the Bond Index to publish such value; or

•	on any business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the TIPS market.

A “force majeure event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index, the Bond Index, the CPI or the swap rate spread.

Taxation

If at any time the index sponsor determines that, as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change the method of calculating the Index in order to offset the effect of such taxation, the index sponsor may make such change or changes in its sole discretion.

Cessation of Trading and Other Termination Events

The index sponsor may, in its sole discretion, discontinue calculating the Index if any of the following events occurs:

•

if the Bond Index, the CPI, the 10Y swap rate or the 2Y swap rate ceases (or will cease) to be publicly quoted for any reason and is not immediately re-listed on a quotation system in a manner acceptable to the index sponsor; and

•	if, after the occurrence of a potential adjustment event, an adjustment in the determination of the index sponsor is not possible or not reasonably practical for any reason.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to rebalance and calculate the Index, it is possible that market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting the Bond Index, the CPI or the swap rate spread) will arise that would, in the view of the index sponsor, necessitate a modification or change of such methodology.

Temporary Freeze in Index Movement

In the event that the level of the Index has declined by more than 50% from its level on the immediately preceding rebalancing date, the index sponsor may, in its sole discretion, freeze the level of the Index until the next rebalancing date.

Trademark

AIMS Algorithmic Inflation Momentum Switching is a trademark of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such value) and any use to which any person may put the Index or the level of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the Securities; the prevailing interest rate environment; economic, financial, political, regulatory, geographical or judicial events that affect interest rates; or the creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets – Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Denomination

We will offer the Securities in denominations of $1,000.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment equal to (1) the principal amount of your Securities plus (2) the product of (a) the principal amount of your Securities times (b) the index final return.

The “index final return” will be a percentage equal to the quotient of (1) the difference between (a) the final index level minus (b) the initial index level, divided by (2) the initial index level.

The “initial index level” is the closing level of the Index on the initial valuation date. On each valuation date, the level of the Index will be calculated by the method described in “The Index—Calculation of the Index” in this pricing supplement.

The “final index level” will be the closing level of the Index on the final valuation date.

A “valuation date” means each business day from June 25, 2009 to June 25, 2012, inclusive (subject to the occurrence of a note market disruption event), or, if such date is not a business day, the next succeeding business day, not to exceed five business days. We refer to June 25, 2009 as the “initial valuation date” and June 25, 2012 as the “final valuation date”.

YOUR SECURITIES ARE NOT PRINCIPAL PROTECTED. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Interest Payments

On each interest payment date you will receive an interest payment equal to (1) the principal amount of your Securities times (2) the coupon rate times (3) the day count fraction.

The “coupon rate” is 2.25%.

The “interest payment dates” are semi-annually on June 30 and December 30, commencing December 30, 2009 and ending on and including June 28, 2012. If any interest payment date falls on a day that is not a business day, such interest payment date will be the immediately following business day.

The “day count fraction” is 180/360.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a note market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the value of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Note Market Disruption Events

Please see the discussion under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement for a description of the note market disruption events applicable to your Securities.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional securities to form a single class with the outstanding Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.

Discontinuance, Modification or Unavailability of the Index

If the index sponsor discontinues publication of the Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the Bond Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the Bond Index, the CPI or the swap rate spread, or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date is equitable.

If the calculation agent determines that the value of the Index is not available, the calculation agent may postpone any valuation date, including the final valuation date, and thus postpone the maturity date, until the value of the Index becomes available. Notwithstanding the foregoing, in the event that a valuation date is postponed until the fifth business day following a scheduled valuation date, but the value of the Index is not available, that day shall nevertheless be a valuation date, and the calculation agent shall determine the value of the Index for purposes of the Securities on such day.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity, business days, the default amount, the initial index level, the final index level, the level of the Index on any business day, the maturity date, the amount payable in respect of your Securities at maturity and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of TIPS, futures or options on TIPS, the Bond Index or the Index, or other derivative instruments with returns linked to TIPS, the Bond Index or the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of TIPS, the Bond Index or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on TIPS, the Bond Index or the Index, as well as other indices designed to track the performance of TIPS, the Bond Index or the Index.

The hedging activity discussed above may adversely affect the value of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Income Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your Security as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns a Security as a hedge or that is hedged against interest rate risks;

•	a person that owns a Security as part of a straddle or conversion transaction for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws..

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United states;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid income-bearing contract with respect to the Index. The terms of the Securities require you and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all United States federal income tax purposes in accordance with such characterization. If the Securities are so treated, (i) you would likely be taxed on any coupon payments you receive on the Securities as ordinary income in accordance with your regular method of accounting and (ii) you should recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.

In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the property is held for more than one year.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the Securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper federal income tax treatment of an instrument such as the Securities including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the Securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income over the term of such instruments at a specified minimum rate, even though such instruments may have paid no current interest or current interest at a rate that was less than the specified minimum rate. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Other treatments would also be possible under current law and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would be possible to treat your Securities, and the Internal Revenue Service might assert that your Securities should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued and decreased by the amount of the coupon payments received with respect to your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as contingent debt instruments and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

In addition, the Internal Revenue Service could possibly assert that you should be treated as if you had entered into the positions taken by the Index. Under such a characterization, it is possible the Internal Revenue Service could assert that you should (in addition to recognizing ordinary income in respect of any current payments made on the Securities) recognize ordinary income to the extent that the bonds that may underlie the Index are treated as giving rise to interest and original issue discount in excess of the amount that is currently paid on the Securities. Additionally, if you are treated as having entered into the positions taken by the Index, you could be required to recognize short-term capital gain or loss each time the Index rebalances.

It is also possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon maturity of your Securities could be treated as ordinary gain or loss.

Other alternative treatments may also be possible. For example, your Securities could also be treated as an investment unit consisting of a contract (the “contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the Index under the contract (the “cash deposit”). Under this alternative characterization, it is possible that you could be required to accrue interest in respect of the cash deposit at a rate that is in excess of the stated interest rate on the Securities. If, however, you are a secondary purchaser of the Securities, you would likely be required to allocate your purchase price for the securities between the contract and the cash deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the cash deposit is at a discount from, or is in excess of, the principal amount of your Securities, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium” with respect to the cash deposit. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of the market discount and premium rules to you.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Securities at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Securities, if any are taken.

The Agent proposes to offer the Securities initially at a public offering price equal to the price specified on the cover of this pricing supplement and to certain dealers at a discount not to exceed [—]%.

Delivery of the Securities will be made against payment for the Securities no more than three business days following the inception date for the Securities (that is, the Securities will have a settlement cycle that is no longer than “T+3”). For considerations relating to an offering of Securities with a settlement cycle longer than T+3, please see the discussion under “Plan of Distribution” in the accompanying prospectus supplement.

After the initial public offering, the public offering price and the selling terms may be varied from time to time by the Agent.

If the Securities are sold in a market-making transaction after their initial sale, information about the purchase price and the date of sale will be provided in a separate confirmation of sale.

$

BARCLAYS BANK PLC

Barclays AIMS Algorithmic Inflation Momentum

Switching™ Index Notes

MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

            , 2009

(to Prospectus dated February 10, 2009 and

Prospectus Supplement dated February 10, 2009)